Exhibit 99.1

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES NEW DIRECTOR

Newport Beach, Calif., April 9, 2008 — Ambassadors International, Inc. (Nasdaq: AMIE) (the “Company”) announced today the expansion of its Board of Directors from nine directors to ten, and the appointment of Art Rodney, age 66, as a member of its Board of Directors.

Mr. Rodney has more than 30 years experience in the cruise industry. He served as Chief Financial Officer and President of Princess Cruises from 1970 to 1986. Mr. Rodney then created Crystal Cruises, a luxury cruise line, for a large Japanese shipping company and served as its President from 1987 until 1994. In 1994, at its request to develop and oversee the operations of two large cruise ships, Mr. Rodney joined The Walt Disney Company. He served as President of Disney Cruise Line until the end of 1999. From 2000, Mr. Rodney has been an independent consultant. He also holds licenses in New York and California as a Certified Public Accountant.

Joe Ueberroth, Chairman and CEO of the Company, stated, “We are pleased with the addition of Art Rodney to our Board of Directors and look forward to his contributions, specifically with his extensive background in the cruise industry.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international luxury cruise line and Majestic America Line, a Northern American river and coastal cruise company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Contact:	Blake Barnett (949 759-5900